Dr. Irvin D. Reid Joins Pep Boys' Board of Directors

PHILADELPHIA, PA - December 12, 2007 - The Pep Boys - Manny, Moe & Jack (NYSE: "PBY"), the nation's leading automotive aftermarket retail and service chain, announced today that Dr. Irvin D. Reid has joined its Board of Directors.

Dr. Reid is President of Wayne State University, an urban research university located in Detroit, MI. He also serves as a director of Mack-Cali Realty Corporation and Handleman Corporation, and sits on the Board of the Federal Reserve Bank of Chicago (Detroit branch). Dr. Reid holds master's and Ph.D. degrees in business and applied economics from The Wharton School of the University of Pennsylvania and bachelor's and master's degrees in psychology from Howard University.

Dr. Reid has been appointed to the Board in the place of Max L. Lukens, who recently resigned from the Board for personal reasons.

Dr. Reid has been appointed to the Audit Committee of the Board.

About Pep Boys

Pep Boys has over 560 stores and approximately 6,000 service bays in 35 states and Puerto Rico. Along with its vehicle repair and maintenance capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800 -PEP-BOYS or by visiting www.pepboys.com.

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Contact:

Pep Boys, Philadelphia

Investor Contact: Harry Yanowitz, 215-430-9720

Media Contact: Alex Spooner, 215-430-9588

Internet: http://www.pepboys.com